Exhibit 10.1

[NII Holdings, Inc. Letterhead]

December 16, 2013

Peter Foyo

Paseo Tamarindos No.-Piso 29
Colonia Bosques de las Lomas
Delegacion Cuajimalpa
Mexico, D.F.
C.P. 05120

Dear Peter:

Following up on our discussions regarding your new role with NII Holdings, Inc., (the “Company”) it is my pleasure to confirm our offer of employment as Executive Vice President, Business Development, reporting to the Chief Executive Officer of the Company, and permanently based at the Company’s corporate headquarters in Reston, Virginia. As we discussed, you will begin making the transition to this new role effective immediately and your relocation is expected to be completed on or before March 31, 2014 as outlined below and subject to the voluntary termination of your employment with Servicios de Radiocommunicacion Movil de Mexico S. de R.L. de C.V.

This Agreement supersedes any and all prior written or oral agreements or understandings concerning your employment, compensation, expatriation, relocation or other fees the Company agreed to pay to you or on your behalf, including without limitation pursuant to the letter agreement between you and the Company dated April 29, 2011, with the exception of the Non-Competition and Confidentiality agreement, which you signed on March 29, 2006 and which will remain in effect.

Your base salary will be $44,652.42 per month ($535,829 if annualized), paid semi-monthly over twenty-four pay periods. This salary starts on the date of your acceptance of this agreement. You are expected to be available to consult with the Chief Executive Officer from the date of acceptance this offer letter through March 31, 2014, but you will have until March 31, 2014 to relocate to Reston, Virginia. It is expected that your official start date at the Company’s Reston office will be Monday, March 31, 2014.

Your position is eligible for an annual bonus of 60% of your base salary, consistent with the plan guidelines. You will not be eligible for this bonus incentive during your transition, but you will be eligible for the bonus program starting on April 1, 2014. Accordingly, any award under the bonus program for 2014 will be prorated to reflect that you are not eligible during the transition period. This bonus is discretionary and based on the consolidated results of the Company. You will also be eligible to be considered for a grant of additional long term equity incentive compensation in connection with the annual equity grant program for 2014 to the extent that the Company’s Board of Directors elects to make such grants. Your position is exempt which means you are not eligible for overtime.

To help with your relocation to this area, the Company will provide you with relocation assistance consistent with the Company’s relocation policy up to $75,000 as long as you agree to relocate and leave Mexico before February 28, 2014.

In connection with your repatriation to the U.S., and to ensure that tax is paid as and when required, the Company has retained international tax consultants to assist in the preparation and filing of U.S. federal and state (if applicable) income tax returns. They will also provide assistance for your income tax return in Mexico consistent with the support you received while you served as President of Nextel Mexico. Only the consultants designated may be used. You are eligible for assistance with the preparation of your U.S. and Mexican annual tax returns for the year ended December 31, 2013, as well as tax equalization reimbursement for the year ended December 31, 2013 for U.S. and foreign taxes incurred on your total compensation in excess of the U.S. tax that would have been incurred on the base salary had you remained in the United States during the year ended December 31, 2013. You are also eligible for up to two additional consultations upon your return to the U.S. Penalties and interest owing or preparation of amended returns, together with incremental consultant’s fees that result from failure to comply with the established procedure, may result in the Company charging you with these amounts. Similarly, the Company will take measures as are required to ensure you do not suffer, if upon final return and through no fault of your own, you find you have been charged with double taxation on your Company-earned income and benefits while assigned to the foreign assignment location.

The Company’s current benefits program for its U.S. based employees is a comprehensive package that includes health (medical, dental, and vision), short and long term income maintenance protection (disability), and capital accumulation (401(k)) plans. In addition, benefits include a Severance Plan and, for someone at your level, a Change in Control Severance Plan. In addition, subject to the voluntary termination of your employment with Servicios de Radiocommunicacion Movil de Mexico S. de R.L. de C.V. pursuant to article 53 of the Mexican Federal Labor Law on this date, then (a) should you be terminated by the Company between the date of your acceptance of this offer letter and March 31, 2015 in a manner that would result in compensatory benefits pursuant to the Company’s Severance Plan, you will, in lieu of the benefits otherwise to be received under that plan, be provided with a lump sum gross payment of $1,100,000 or (b) should you elect to terminate your employment with the Company between the date of your acceptance of this offer letter and March 31, 2014, you will be entitled to a lump sum gross payment of $1,100,000. The payment of the agreed lump sum amounts as provided in clauses (a) or (b) of the preceding sentence will be subject to applicable withholding amounts and to your execution of the Company’s release agreement. Please feel free to contact me should you have any questions prior to employment regarding these benefits.

Employment at the Company is “at will” and for no definite period of time. Either the Company or its employees may terminate employment at any time, with or without notice and for any reason or for no reason.

The Company is a leader in the fast moving wireless communication industry, and I sincerely believe that this position will offer you a challenging opportunity. Should you have any additional questions, please do not hesitate to call me.

Sincerely,

/s/ Steven Shindler
Steven Shindler
Chief Executive Officer

December 16, 2013

I accept the offer and agree to its terms.

/s/ Peter Foyo
Peter Foyo

December 16, 2013